Exhibit 10.1

EXCLUSIVE LICENSE AGREEMENT

BACKGROUND

A. Parties. This Exclusive License Agreement (“Agreement”) is entered into on this 2nd day of July 2024 between DSG Global, Inc.., a corporation whose address is 15272 Croydon Drive, Suite 208, Surrey, British Columbia V3Z 0Z5, Canada (“DSG”), and Arriva Leisure Vehicles Corp, a corporation whose address is 1421 Sacramento Avenue, West Sacramento, CA, 95605 USA. (“Licensee”).

B. Purpose. DSG desires to grant an exclusive License and Licensee desires to acquire an exclusive license to use certain intellectual properties in connection with manufacture, sale, and/or distribution of certain merchandise under the terms and conditions as set forth below. Licensee intends to sell and/or distribute the Licensed Merchandise to third parties not affiliated with Licensee (“Customers”). The parties therefore agree as follows:

SECTION 1. LICENSED PROPERTIES AND LICENSED MERCHANDISE.

1.1	Licensed Properties. DSG grants Licensee the right to use the following trademarks, trade names, and other industrial and intellectual property controlled by DSG for a one-time fee of Two Million USD ($2,000,000) payable over a 5 year period beginning January 31st 2026 as a fee for, all patents, engineering, administrative and marketing expenses generated to date in development of the SR-1, any and all other expenses and ongoing Royalties as defined in section 4, and does so for the purpose of enabling their use solely in connection with the manufacture, sale and/or distribution of specific licensed merchandise in accordance with the terms and conditions of this Agreement (“Licensed Properties”) and at any time during the agreement either party may approach the other party in discussing the opportunity for Licensee to purchase the outright ownership for the SR-1golf carts/LSV.

SR-1 Golf Carts & LSV products, ACCESS TO ALL GPS AND WIRLESS VEHICLE MANAGEMENT SYSTEMS, programmatic advertising and BET ONLINE relationship

Notwithstanding the foregoing, and for the avoidance of any doubt, this Agreement expressly allows Licensee to use any of the Licensed Properties in connection with its company or corporate name, or in connection with any internet domain name or website.

1.2	Licensed Merchandise. Licensee desires to use the Licensed Properties in connection with manufacture, sale, and/or distribution of the following merchandise (“Licensed Merchandise”):

SR-1 Golf Carts LSV, ACCESS TO ALL GPS AND WIRELESS VEHICLE MANAGEMENT SYSTEMS, PROGRAMATIC ADVERTISING, BETONLINE MARKETING (REVENUE SHARE) RELATIONSHIP, FIRST RIGHT TO ANY NEW PRODUCT LINES

SECTION 2. TERRITORY.

2.1	Territory. This Agreement permits Licensee to manufacture the SR-1 sell and distribute the Licensed Merchandise within the world (“Territory”).

2.2	Limitation of Enforcement of Territorial Restrictions. If Licensee is located in a territory that limits or restricts enforcement of any territorial restrictions on trade, upon written notice to DSG, Licensee or its Customers may fulfill unsolicited orders for Licensed Merchandise outside the Territory to the extent permitted under the Territory’s laws or treaties. Licensee must not establish any sales office or other depot outside the Territory for the distribution of Licensed Merchandise outside the Territory without the prior written consent of DSG.

2.3	International Trademark Registrations. DSG does not warrant that it has registered the Licensed Properties in all countries contained within the Territory. It is DSG’s sole discretion to register the Licensed Properties in the Territory with respect to the Licensed Merchandise. DSG has no obligation to file any such applications nor to continue to prosecute such applications to completion. If there has been no previous registration of the Licensed Properties in the Territory, upon DSG’s request, Licensee must provide DSG with the necessary information and additional samples to enable DSG to register a copyright, trademark, and/or service mark and/or record Licensee as a user thereof. Licensee must sign any and all documents necessary to accomplish the foregoing. Failure by DSG to register any such copyright, trademark, or service mark does not constitute a breach of this Agreement. It is the obligation of Licensee under this Agreement to determine if the Licensed Properties are registered in any particular country into which Licensee intends to manufacture or sell the Licensed Merchandise, and if not then to request that DSG cause a registration to be filed, but DSG makes no representation or warranty that such a registration application will be granted by said country.

SECTION 3. TERM AND-EXCLUSIVITY.

3.1	Term. The term of this Agreement begins on July 2nd 2024, and ends on July 2nd 2049. This exclusive Agreement shall automatically renew for additional five-year terms unless written notice is provided at least thirty (30) days prior to the end of each annual renewal. Each reference to “Term” in this Agreement means this period of time.

3.2	Exclusivity. The Agreement gives Licensee an exclusive right to use the Licensed Properties.

3.3	Diligence. Throughout the Term of this exclusive Agreement, Licensee shall (i) continue to diligently and continuously distribute, ship and sell the Licensed Merchandise throughout the Territory, and (ii) use its best efforts to make and maintain adequate arrangements for the distribution. shipment and sales necessary to meet the demand in the Territory.

SECTION 4. ROYALTIES.

4.1	Royalties. In consideration for the rights granted to Licensee in this Agreement, Licensee shall pay DSG royalties as set out below. Royalties at the stated rate are due and payable on all units of Licensed Merchandise distributed by Licensee, excluding Licensed Merchandise distributed to DSG. Royalties accrue on the shipment of Licensed Merchandise by or at the direction of Licensee.

4.2	Royalty Rate. Licensee agrees to pay a royalty to DSG at the rate of 3.5 % on all Gross Sales of the Licensed Merchandise

(A) ·’Net Sales” means Licensee’s Gross Sales less only customary trade discounts actually given and returns actually credited to third party customers. A deduction of no more than 15% may be taken for actual certified returns. No deductions from the Gross Sales shall be made for uncollectable accounts, cash or trade discounts (other than trade quantity discounts) and no credit against sales will be allowed for returns made on the basis of an accrual or reserve system. Additionally, no costs incurred in the manufacture, promotion, sale or distribution of the Licensed Merchandise shall be deducted from the Gross Sales.

(B) “Gross Sales’’ means all revenues generated by Licensee for all sales and distribution of Licensed Merchandise based on Licensee’s (1) Actual Wholesale Price, and/or (2) Actual Retail Price.

(C) Licensee’s “Actual Wholesale Price” means the highest price customarily charged for Licensed Merchandise when sold by Licensee to Customers through any means or markets other than through retail stores or outlets owned or controlled by, or affiliated with Licensee, or the owners or affiliates of Licensee.

(D) Licensee’s “Actual Retail Price” means the highest price customarily charged for Licensed Merchandise when sold by Licensee to customers through retail stores or outlets owned or controlled by or affiliated with Licensee, or the owners or affiliates of Licensee.

4.3	Minimum Royalty Guarantee. Licensee shall pay DSG a guaranteed minimum royalty of $50,000 (“Royalty Guarantee”) per annum paid quarterly. The Royalty Guarantee is not refundable or returnable. The Royalty Guarantee must be paid quarterly within each year commencing January 1, 2026 on SR-1 products.

(A) Advanced License Fee Guarantee. Within the first 12 months if this Agreement, starting after development of SR-1 is final, Licensee shall pay DSG $125,000 as the first payment to be applied toward the License Fee.

(B) Balance Payment Schedule: Semi Annually

4.4	Royalty Payments. Royalties due under this Agreement (“Royalty Payments”) shall be paid within 30 days following the end of each calendar quarter in which they are earned. Royalty Payments must be accompanied by corresponding Royalty Statements (see Section 5 below).

(A) All payments shall be made by Licensee at Licensee’s expense by bank check, company check or wire transfer in United States Funds payable to DSG as follows:

For Royalty Statements and payments by mail, send to:

15272 Croydon Drive, Suite 208, Surrey, British Columbia V3Z 0Z5, Canada

For payments by wire transfer, send to:

Beneficiary Name:	Vantage Tag Systems Inc.
Beneficiary Address:	#208 – 15272 Croydon Drive
Surrey, BC, V3Z 0Z5, Canada
Beneficiary Bank:	Wells Fargo Bank, N.A.
Beneficiary Bank Address:	420 Montgomery St.
San Francisco, CA, 94104, USA
Beneficiary bank account number:	7510939296
Account type:	Checking
Wire Routing number:	121000248
ACH / Direct deposit Routing number:	125008547
Swift Code:	WFBIUS6S

(B) Royalty Payments which exceed the total Royalty Guarantee will not be credited towards any similar guarantee which may be payable for a renewal period should this Agreement be renewed.

SECTION 5. ROYALTY STATEMENTS AND ACCOUNTING.

5.1	Quarterly Royalty Statements. Licensee shall furnish to DSG complete and accurate statements (hereinafter “Royalty Statements”) of all units of Licensed Merchandise distributed and/or sold during the calendar quarter. Royalty Statements must accompany the Royalty Payments.

(A) Each Royalty Statement shall be submitted within 30 days of the end of each calendar quarter during the Term.

(B) Licensee shall submit to DSG the first Royalty Statement after the first full calendar quarter is complete. Royalty Statements shall be submitted to DSG for all subsequent calendar quarters regardless of whether or not any Licensed Merchandise has been sold or distributed during the preceding quarter.

(C) Licensee shall also include any actual returns received and credited to third party customers during each calendar quarter. Actual returns credited to Customer may be offset against Royalties due to DSG during the Term of this Agreement. However, DSG is not required to refund any Royalties previously paid by Licensee if the actual returns exceed the Royalties already paid to DSG.

(D) All Royalty Statements will be prepared in English by Licensee utilizing the form attached hereto as Exhibit “A,” and shall be certified to be accurate by an officer of Licensee. All Royalty Statements shall be prepared in United States currency, with the currency conversion rate as of the closing date of each calendar quarter. The following information shall be shown separately for each country within the Territory:

(1)	Article Description or name of product.
(2)	Number of units sold.
(3)	Per unit wholesale price of units sold.
(4)	Per unit retail price of units sold.
(5)	Total Gross Sales.
(6)	Number of actual units returned and credited to Customers during period.
(7)	Total Gross Returns.

5.2	Timeliness. Royalty Statements and all payments due shall be submitted to DSG within a timely manner, and within the time period and manner specified in this Agreement.

(A) In the event of such default, in addition to any other rights DSG may have, upon written demand, require that any unpaid portion of the Royalty Guarantee be immediately due and payable regardless of any other date set forth for payment.

(B) Additionally, Licensee shall pay interest as provided below on any payments that have not been received by DSG within 10 days after the period specified for payment.

(1)	Late payments shall accrue interest from the date payment should have been made to the date actually paid at the rate of 18% per annum (or the maximum permitted by law if less than 18%).

(2)	Licensee shall indemnify DSG for any and all reasonable legal fees and expenses of debt collection which may have been incurred by DSG in securing a remedy to Licensee’s failure to render any payments and/or Royalty Statements due under this Agreement. This indemnity is in addition to and without prejudice to any other rights of DSG.

5.3	Receipt and Acceptance of Royalty Statements. DSG’s receipt and acceptance of any payment or Royalty Statement from Licensee does not preclude DSG from questioning the correctness thereof at any time. In the event any inconsistencies or mistakes are discovered, Licensee must submit a corrected Royalty Statement within 30 days of written notice from Licensor. Any additional payment due to DSG shall accompany the corrected Royalty Statement.

5.4	Books and Records. During the full Term and for a period of at least 2 years after the Term of this Agreement, Licensee will keep and preserve accurate books of account and records covering alt transactions relating to this Agreement. These books and records will be formatted according to the generally accepted standards of Certified Public Accountants.

SECTION 6. MERCHANDISE QUALITY AND APPROVALS.

6.1	Quality. Licensee agrees that the Licensed Merchandise and all packaging materials, hang tags, labels, inserts, sales sheets, catalogs, advertising (including all internet and social media advertisements), point-of-sale materials, promotional displays, press releases and other material prepared in connection with the Licensed Merchandise (“Collateral Materials”) will be of a high standard and quality and will not reflect adversely upon the good name and goodwill of DSG and the Licensed Properties.

(A) DSG and its representatives have the right to visit the facilities where Licensed Merchandise and Collateral Materials are manufactured in order to determine whether proper quality controls are being exercised.

(B) It is solely Licensee’s responsibility to ensure that all Licensed Merchandise and Collateral Materials are manufactured, sold, distributed, promoted and advertised in full compliance with all applicable and relevant laws, codes, rules and regulations.

6.2	Technical and Design Assistance. Upon request, DSG will provide Licensee with all reasonable assistance and expertise in relation to the technical and design details of the Licensed Properties. Licensee agrees that the Licensed Merchandise it manufactures will be historically accurate representations of the Licensed Properties.

6.3	Prototype Approval Stages. Before manufacturing any Licensed Merchandise, Licensee must submit to DSG a prototype or sample of the Licensed Merchandise and Collateral Materials (“Prototypes”) for DSG to review for approval, in DSG’s sole and exclusive discretion, as to genuineness of origin, quality of manufacture, style, placement and proper use of all applicable copyright, trademark, service mark and trade name notices on the Licensed Merchandise and Collateral Materials.

(A) Licensee should submit the conceptual artwork, final artwork and pre-production samples in separate stages. DSG must provide all information available to Licensee for all and any licensed merchandise.

(B) Licensee must obtain DSG’s written approval of Licensed Merchandise and Collateral Materials at each of the foregoing stages before Licensee is authorized to proceed beyond the prototype approval however approval may not be withheld in the event DSG does not have the personal to approve such information regarding drawings, manufacturing etc.

6.4	Recall. Licensee must at all times have in place appropriate procedures to promptly recall any Licensed Merchandise that fails to conform to the approved Prototype and Production Samples, or which may be defective.

SECTION 7. INSURANCE.

7.1	Commercial General Liability Insurance. Licensee must obtain and maintain at its own expense a Comprehensive General and Commercial Liability Insurance Policy (“Insurance Policy”).

(A) The Insurance Policy must include coverage for the following:

(1)	Personal injury;
(2)	Breach of contract;
(3)	Product liability coverage.

(B) The Insurance Policy must be underwritten by an insurance company that has been rated at least A-VI by the most recent edition of Bests Insurance Report.

SECTION 8. COPYRIGHT, TRADEMARK AND OTHER NOTICES.

8.1	Copyright, Trademark and Other Notices. Licensee agrees that the Licensed Merchandise and Collateral Materials will bear the copyright, trademark notice, credit provision and any other credits or legal notices to be provided to Licensee by DSG for each of the Licensed Properties being utilized. This includes, but is not limited to, a “TM” or ® as appropriate for trademarks, © with copyright notices, and/or an * with an explanatory footnote for trade dress notices on all Licensed Merchandise and Collateral Materials. A suggested sample trademark notice follows:

(A) “[name of intellectual properties I are registered trademarks and/or intellectual property of DGS Global, Inc. and are used under license.”

8.2	Development of Materials by Third Parties. In the event that Licensee creates or engages any third party to create, assist or aid in the development of any materials in connection with or utilizing the Licensed Properties, Licensee must take necessary steps to ensure the following:

(B) Any copyrights, trademarks, service marks or other rights of ownership arising from such work shall be the sole property of Licensee;

(C) A “Work For Hire” agreement and copyright assignment approved by DSG detailing the foregoing ownership rights must be executed by any person or entity creating, assisting or aiding in the development of such work for Licensee; and

(D) Any person or entity creating, assisting or aiding in the development of such work shall specifically waive and/or assign, as necessary, all intellectual property rights and moral rights to such work including but not limited to any rights to claim authorship of a work, to object to or prevent the modification of a work, or to withdraw from circulation or control the publication or distribution of a work and any similar rights existing under law or treaty.

8.3	Sharing of Intellectual Property. Licensee agrees to share with DSG upon DSG’s request all trademarks, photographs, logos, designs, archives and other creations or reproductions of the Licensed Properties obtained under this Agreement however remain the property of Licensee.

8.4	Compliance With Intellectual Property Laws. This Agreement is conditioned upon Licensee’s full and complete compliance with the provisions of the trademark, patent, and copyright laws of the United States and of the foreign country or countries in the Territory in which it sells or distributes the Licensed Merchandise. Licensee agrees to bear any costs necessary to comply with such laws as they relate to Licensee’s manufacture, sale, and distribution of Licensed Merchandise.

8.5	Copyright, Trademark and Other Notices. Licensee agrees that the Licensed Merchandise and Collateral Materials will bear the copyright, trademark notice, credit provision and any other credits or legal notices to be provided to Licensee by DSG for each of the Licensed Properties being utilized. This includes, but is not limited to, a “TM” or ® as appropriate for trademarks, © with copyright notices, and/or an * with an explanatory footnote for trade dress notices on all Licensed Merchandise and Collateral Materials.

8.6	Association With Other Properties. Licensee agrees not to associate any other properties or characters with the Licensed Properties or their trademarks without DSG’s written permission.

8.7	Preservation of Licensor’s Rights. Licensee agrees to cooperate fully and in good faith with DSG in securing and preserving DSG’s rights in and to the Licensed Prope1ties.

(E) Licensee acknowledges DSG’s rights in the Licensed Properties. Licensee may share in ownership of patents for any new creations brought forth for the SR-1.

(F) Licensee must not attempt to register any of the Licensed Properties, either alone or in combination with other marks or indicia, nor shall Licensee use or attempt to register any marks confusingly similar to any of the Licensed Properties.

8.8	Registration of Licensed Properties in Territory. It is DSG’s sole discretion to register the Licensed Properties in the Territory with respect to the Licensed Merchandise. DSG has no obligation to file any such applications nor to continue to prosecute such applications to completion. If there has been no previous registration of the Licensed Properties in the Territory, upon DSG’s request, Licensee must provide DSG with the necessary information and additional samples to enable DSG to register a copyright, trademark, and/or service mark and/or record Licensee as a user thereof. Licensee must sign any and all documents necessary to accomplish the foregoing. Failure by DSG to register any such copyright, trademark, or service mark does not amount to a breach of this Agreement.

SECTION 9. MARKETING, MANUFACTURING AND DISTRIBUTION.

9.1	Obligations. During the Term of this Agreement, Licensee is obligated to do the following:

(A) Diligently market, manufacture the SR-1 sell, distribute and promote all of the Licensed Merchandise throughout the Territory in a manner to maximize the revenue derived therefrom.

(B) Make and maintain adequate arrangements for the sale and distribution of all of the Licensed Merchandise throughout the Territory; and

(C) Sell and distribute Licensed Merchandise in the Territory.

SECTION 10. RESERVATION OF RIGHTS.

10.1	Rights Expressly Reserved by DSG. Any and all rights not expressly granted to Licensee hereunder are expressly reserved by DSG.

(A) Nothing contained in this Agreement may be construed as an assignment or grant to Licensee of any right, title, or interest in or to the Licensed Properties or any copyrights, trademarks or patents therein or associated therewith however any development on the SR-1 outside of the information presently obtained from DSG and any new product derived from the SR-1 will be the sole right of ARRIVA.

(B) It is understood that all rights thereto are reserved by DSG, except for the grant of rights to Licensee to use the Licensed Properties specifically and expressly provided in this Agreement.

10.2	Licensee’s Assignment of Rights. Licensee agrees that if any trademarks, service marks, copyrights, goodwill, titles or other rights in and to the Licensed Properties be obtained or vest in Licensee in connection with this Agreement, Licensee is deemed to have assigned, waived, transferred or conveyed to DSG all such rights (including but not limited to moral rights) with exception of SR-1 as stated in 10.1 A.

(C) At DSG’s request and without compensation, Licensee will execute any instruments or obtain the execution on such instruments by any third party aiding or assisting Licensee in the creation or development of materials which may be necessary to accomplish or confirm the foregoing.

(D) This provision shall survive any expiration or termination of this Agreement.

10.3	Confidentiality. DSG and Licensee agree that the specific terms of this Agreement must remain confidential unless required by law between the parties and must not be disclosed unless prior written approval of the appropriate party is obtained.

(E) Licensee must not disclose or use any confidential or proprietary information or trade secrets obtained from or about DSG.

(F) DSG has the right to use the Licensed Properties and/or the name of Licensee so as to give the Licensed Properties, Licensee, DSG and/or DSG’s programs full and favorable prominence and publicity. Such right may include the use of Licensee’s trade name and trademark in general references and marketing materials and promotions to the public to inform third parties that Licensee is an authorized licensee of DSG.

SECTION 11. WARRANTIES, REPRESENTATIONS AND INDEMNIFICATIONS.

11.1	DSG’s Warranty. DSG represents and warrants that it has a right to enter into this Agreement. Should any third party assert a claim, demand, or cause of action against Licensee contesting Licensor’s ownership of the Licensed Properties in relation to this Agreement, DSG has the option to undertake and conduct the defense of any such claim, demand or cause of action.

(A) Licensee may, but is not obligated to, join in such defense and be represented by its own counsel.

(B) If Licensee elects to be represented by its own counsel, Licensee will pay its own attorney’s fees and costs.

(C) Licensee agrees that while it may counsel DSG concerning the disposition of any such action, DSG has the sole and final decision concerning the disposition of any action involving the Licensed Properties.

11.2	Third Party Infringements. Upon DSG’s request and cost, Licensee must assist DSG in protecting the rights to the Licensed Properties.

(A) Licensee must promptly notify DSG in writing of any claims, infringements or imitations by others of the Licensed Properties that Licensee becomes aware of, especially in connection with products similar to the Licensed Merchandise.

(B) DSG shall cooperate with ARRIVA to determine whether or not any action shall be taken on account of such claims, infringements or imitations.

11.3	Infringement Actions. DSG is not liable or obliged to Licensee to take any action on account of any such claims, infringements or imitations.

(A) Any such lawsuit will be prosecuted solely at the cost and expense of DSG, and all sums recovered in any such lawsuits, whether by judgment, settlement or otherwise, will be retained solely and exclusively by DSG.

(B) Upon request of DSG, Licensee must execute all papers, testify on all matters, and otherwise cooperate in every way necessary and desirable for the prosecution of any such lawsuit.

●	DSG will reimburse Licensee for all reasonable expenses incurred as a result of such cooperation.

●	Additionally, Licensee must not institute any suit or take any action without first obtaining the prior written consent of DSG to do so and DSG, if it so desires, may commence or prosecute any such claims or suits in its own name or in the name of Licensee or join Licensee as a party thereto.

11.4	Licensee’s Warranty. Licensee warrants and represents the following:

(A) Licensee has the right and power to enter into this Agreement.

(B) Licensee has taken all steps necessary and appropriate to authorize the execution and performance hereof; and

(C) Licensee will not act in any manner inconsistent with the provisions contained herein.

(D) The Licensed Products have met or exceeded all required federal, state or provincial, and local safety standards and regulations for motor vehicles. Licensee shall provide DSG at DSG’s request certifications or other documentation issued by relevant federal, state or provincial, or local authorities certifying the Licensed Products as safe for operation.

11.5	Licensee’s Warranty Regarding Licensed Merchandise. Without limiting the foregoing, Licensee warrants and represents the following with regard to the Licensed Merchandise it manufactures and sells under this Agreement:

(A) It is safe and fit for the use for which it may normally and reasonably be deemed to have been manufactured;

(B) It does not violate, infringe upon or dilute the copyrights, patents or intellectual and industrial property interests owned by third parties, whether or not copyrightable or patentable, including, without limitation, unique and distinctive patterns, designs and trade dress in and to any products and to any unique and distinctive prints, package designs, labels, advertising and other promotional materials;

(C) It does not violate the trade secrets of any third parties. “Trade Secrets” means information, including formulas, patterns, compilations, programs, devices, methods, techniques or processes which derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable, under the circumstances, to maintain its secrecy;

(D) It does not contain any material which is defamatory, libelous or obscene in any way;

(E) With respect to Licensed Merchandise manufactured in the United States, it has been manufactured in compliance with the Consumer Products Safety Act, the Flammable Fabrics Act, the Fair Labor Standards Act and other relevant federal and state products and workplace laws and regulations (labor, health and safety, immigration, environmental, etc.); and

(F) With respect to Licensed Merchandise manufactured outside the United States, is has been manufactured in compliance with all environmental protection laws, health, safety and workplace laws, Customs and importation laws and all other laws governing the manufacture and sale of goods in the applicable countries.

11.6	Licensee’s Indemnification. Licensee, during and after the Term of this Agreement, must indemnify, hold harmless and defend DSG, its officers, directors, agents and employees, as well as any Additional Insureds/Indemnities that are listed on the Certificate of Insurance, from and against any and all claims, suits, losses, damages, costs and expenses, including reasonable attorney’s fees, which may be suffered or incurred by DSG or any Additional Insureds/Indemnities which arise out of or in connection with the Licensed Merchandise. This includes, but is not limited to, their manufacture, packaging, distribution, promotion, sale or exploitation, including without limitation any claims of actual or alleged defects in the Licensed Merchandise, or of any breach of any of Licensee’s warranties, representations and agreements made by Licensee.

11.7	Ancillary Material. DSG is not competent to determine whether Licensed Merchandise is fit and/or safe for the normally and reasonably intended use by, or for sale to, the public at large. Approval of the Licensed Merchandise by DSG does not detract from or limit any of Licensee’s obligations in this Agreement. DSG’s approval of Licensed Merchandise does not equate to approval of Licensee’s creation and/or use of any verbiage, copy, mark, artwork, design or other material which is not owned or controlled by DSG or provided to Licensee by DSG (“Ancillary Material”). Ancillary Material is used at Licensee’s own risk and Licensee must take any and all precautions deemed appropriate to ensure that any Ancillary Material is wholly original with or fully cleared by Licensee and that the use by Licensee of Ancillary Material does not infringe the rights of any third parties. Licensee must fully indemnify, hold harmless and defend DSG, its officers, directors, agents, and employees, as well as any Additional Insureds/Indemnities listed in the Insurance section of this Agreement, against any claims, suits, losses or damages (including reasonable attorney’s fees and expenses) arising out of such use of Ancillary Material by Licensee.

SECTION 12. GOODWILL.

12.1	Value Associated With Licensed Properties. Licensee recognizes and acknowledges the following:

(A) There is particular and substantial value in the publicity and goodwill associated with the Licensed Properties (“Goodwill”);

(B) The Goodwill accrues and belongs exclusively to DSG. Licensee must not knowingly do any act or omission which would jeopardize the Goodwill however once ARRIVA expands the product lineup and sales worldwide the goodwill must be shared with ARRIVA.

(C) The Licensed Properties are either inherently distinctive or have acquired secondary meaning in the mind of the public. Due to the intangible nature of the Licensed Properties, their value may not be readily fixable in sums of money; and

(D) Any breach by Licensee of any of its covenants, agreements or undertakings in this Agreement may cause DSG irreparable damage that cannot adequately be remedied in an action at law. In the event of such breach, DSG is entitled to equitable relief in the nature of an injunction as well as all other remedies available at law and/or in equity, and no bond will be required therefor.

SECTION 13. NOTICES AND PAYMENTS.

13.1	Notices. All notices must be sent to the applicable party by either a confirmed facsimile transmission or registered or certified mail, return receipt requested, postage pre-paid. The date of mailing or facsimile transmission is deemed the date of the giving of notice. Each party must notify the other of any change of address and communication numbers. Upon execution of this Agreement, the correct addresses and communication numbers are as written above.

13.2	Royalty Statements and Payments. All Royalty Statements and payments due under this Agreement must be sent to DSG at the addresses listed in paragraph 4.4(A).

SECTION 14. RELATIONSHIP OF PARTIES.

14.1	No Partnership, Joint Venture, Agency or Employment Relationship. Nothing contained in this Agreement places the parties in a relationship of partners or joint ventures. Licensee is neither an agent nor an employee of DSG. DSG has no proprietary interest in Licensee and has no interest in the business of Licensee, except to the extent set forth in this Agreement.

SECTION 15. ASSIGNMENT.

15.1	No Assignment by Licensee. This Agreement and all rights and duties hereunder are personal to Licensee and such rights must not be sub-licensed, assigned, transferred, mortgaged or otherwise encumbered by Licensee or by operation of law without the prior written consent of DSG.

SECTION 16. GOVERNING LAW AND JURISDICTION.

16.1	Governing Law. This Agreement is entered into and must be enforced, interpreted and construed in accordance with the laws of the State of NEVADA, United States of America.

16.2	Venue and Jurisdiction. Licensee consents to, designates and submits to the venue and jurisdiction of any State or Federal Court located in the State of NEVADA, Licensee must not raise objections on the basis of personal jurisdiction or venue and Licensee waives all rights to have any action based on the terms and conditions contained in this Agreement brought or maintained elsewhere.

16.3	No Waiver by DSG. None of the foregoing provisions will in any way be deemed a waiver of DSG’s rights to proceed with litigation against Licensee in any other appropriate venue or jurisdiction.

SECTION 17. MERGER AND MODIFICATION.

17.1	Entire Understanding. This agreement is the sole Agreement between the parties and cancels and supersedes any and all prior written or oral representations and agreements between the parties.

17.2	Modification. This Agreement may be modified or amended only by the written mutual agreement of the parties. The waiver of any provision, obligation, or default of Licensee by DSG under this Agreement does not constitute a waiver by DSG as to the remaining provisions of this Agreement.

17.3	Severability. Should any provision of this Agreement be held to be illegal or in any way unenforceable, such determination does not affect the continuation or enforcement of every other provision of this Agreement.

SECTION 18. EXCLUSIVE REMEDY.

18.1	Damages. Licensee’s exclusive remedy for any cause of action arising as a result of this Agreement will be payment by DSG to Licensee of an amount of money not exceeding the total of the royalties actually paid by Licensee to DSG under this Agreement.

SECTION 19. EFFECTIVE UPON EXECUTION.

19.1	Full Execution. This Agreement made as of the date at the top of this Agreement. This Agreement is effective only upon full execution by DSG and Licensee.

Agreed and Accepted by:

DSG GLOBAL, INC.

/s/ Robert Silzer
By: Robert Silzer
Its: CEO

Arriva Leisure Sports Vehicles Corp

/s/ Robert Silzer
By: Robert Silzer
Its: CEO

Exhibit A

QUARTERLY ROYALTY STATEMENT

Licensee Name: ARRIVA LEISURE SPORTS VEHICLES CORP

Agreement Term Begins January ____, 2025 and Ends ,DECEMBER 31 2049

Date Reported:_____________________ Country of Sales: Agent (if applicable): _________________________

For the Quarter Ending: ____________________________

Licensed Merchandise: SR-1 ________________________________________________________

Article Description	Lot or Style#	Units Sold	Per Unit Wholesale Price	Per Unit Retail Price	Gross Sales	Less Actual Returns Quantity	Less Actual Returns Amount	Net Sales	Royally Rate	Royalty Amount Due

Amount remaining under guarantee (if applicable)
TOTALS:

We have examined this report, and we certify it to be a true and correct statement as reflected by our books for the above period.

By:	Title:
By:	Name:
Date: